EXHIBIT 99.1
Contact:        Suann Guthrie
VP, Investor Relations, Sustainability & Communications
    (469) 214-8202; suann.guthrie@darlingii.com

FOR IMMEDIATE RELEASE
May 5, 2022

Darling Ingredients Inc. to Acquire Largest Independent Brazilian Rendering Company,
FASA Group

IRVING, TX, May 5, 2022 – Darling Ingredients Inc. (NYSE: DAR), the world’s leading company turning food waste into sustainable products and producer of renewable energy, today announced it has entered into a definitive agreement to purchase Brazil’s largest independent rendering company, FASA Group for approximately R$2.8 billion Brazilian Real in cash ($560 million USD at today’s exchange rate), subject to post-closing adjustments and a contingent payment based on future earnings growth. FASA Group processes more than 1.3 million metric tons annually through 14 rendering plants with an additional two plants under construction, and has approximately 2,400 employees.

“Brazil is a leader in global agricultural commodities growth and is expected to take on a bigger role in world’s meat production, making it a premier location for rendering growth,” said Randall C. Stuewe, Chairman and Chief Executive Officer, Darling Ingredients. “FASA will also supplement Darling Ingredient’s global supply of waste fats, making it a leader in the supply of low carbon waste fats and oils in North and South America to be used in the production of renewable diesel.”

The transaction is subject to customary closing conditions, and is expected to close by the end of 2022.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates 250 plants in 17 countries and repurposes nearly 10% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.